CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-62055 pertaining to the 1998 Sales Compensation Plan and the 1998 Employee Stock Purchase Plan; Form S-8 No. 333-19071 pertaining to the Cheyenne Software, Inc. 1987 Non-Qualified Stock Option Plan and the Cheyenne Software, Inc. 1992 Stock Option Plan for Outside Directors;
Form S-8 No. 33-53915 pertaining to the Computer Associates International, Inc. 1993 Non-Employee Director Stock Option Plan; Form S-8 Nos. 33-64377 and 33-53572 pertaining to the Computer Associates International, Inc. 1991 Stock Incentive Plan; Form S-4, No. 33-30347, and Form S-8 Nos. 33-34607, 33-18322,
2-92355, 2-87495 and 2-79751 pertaining to the 1981 Incentive Stock Option Plan, Non-Statutory Stock Option Plan and Affiliated Plans; and Form S-8
No 33-20797 pertaining to the Computer Associates Savings Harvest Plan) of Computer Associates International, Inc. and subsidiaries and related prospectuses of our report dated May 26, 1999, with respect to the consolidated financial statements and schedule of Computer Associates International, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 1999, filed with the Securities and Exchange Commission.

                                                  ERNST & YOUNG LLP

New York, New York
May 26, 1999